Exhibit 99.2

PRESS RELEASE

For Immediate Release

Contact:	Victor Dominguez CB Richard Ellis 310 354 5064	Steven Iaco Insignia Financial Group 212 984 6535

CB RICHARD ELLIS CLOSES ON

ACQUISITION OF INSIGNIA FINANCIAL GROUP

Island Fund Completes Acquisition of Real Estate Investment Assets

New York and Los Angeles, July 23, 2003 – Insignia Financial Group, Inc (IFS:NYSE) and CB Richard Ellis Services, Inc today announced that CB Richard Ellis has completed its previously-announced acquisition of Insignia. In addition, Island Fund I LLC completed its previously-announced acquisition of Insignia’s real estate investment assets.

As a result of these transactions, Insignia common shareholders will receive $11.156 per share. Insignia’s shares have ceased trading on the New York Stock Exchange.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is one of the world’s leading real estate services companies. With approximately 9,500 employees, CB Richard Ellis serves real estate owners, investors and occupiers throughout approximately 250 owned and affiliated offices in 47 countries. CB Richard Ellis’ core services portfolio includes property sales, leasing and management, corporate services, facilities and project management, mortgage banking, investment management, capital markets, appraisal and valuation, research, and consulting. CBRE Holding, the parent of CB Richard Ellis, reported net revenues of $1.17 billion in 2002. For more information about CB Richard Ellis, visit its website at www.cbre.com.